Exhibit 99.1

BeiGene Announces Positive Topline Results from Final Progression-Free Survival Analysis of BRUKINSA® (zanubrutinib) Compared to IMBRUVICA® (ibrutinib) in Phase 3 Chronic Lymphocytic Leukemia (CLL) Trial

CAMBRIDGE, Mass. & BASEL, Switzerland & BEIJING – October 12, 2022 – BeiGene (NASDAQ: BGNE; HKEX: 06160; SSE: 688235), a global biotechnology company focused on developing innovative and affordable oncology medicines to improve treatment outcomes and access for patients worldwide, today announced that BRUKINSA® (zanubrutinib) achieved superior Progression-Free Survival (PFS) versus IMBRUVICA® (ibrutinib) in a final analysis of the Phase 3 ALPINE trial, as assessed by an independent review committee (IRC) and investigator. BRUKINSA was generally well tolerated; safety findings at the final PFS analysis were consistent with prior reports.

“This positive result adds to the growing body of evidence underpinning our belief in the potential for BRUKINSA to provide new hope for CLL patients facing this intractable disease. With this final PFS analysis, BRUKINSA has achieved superior progression free survival, as well as superiority in overall response rate versus ibrutinib,” said Mehrdad Mobasher, M.D., M.P.H., Chief Medical Officer, Hematology at BeiGene. “We look forward to sharing the full results with the medical and patient communities and will submit for presentation at a medical congress and for publication.”

BeiGene’s supplemental New Drug Application for BRUKINSA for the treatment of adult patients with CLL or small lymphocytic lymphoma (SLL) is currently under review with the FDA, with a target action date of January 20, 2023.

About ALPINE

ALPINE is a randomized, global Phase 3 trial (NCT03734016) comparing BRUKINSA against ibrutinib in previously treated patients with relapsed or refractory CLL or SLL. In the trial, a total of 652 patients across Europe (60%), the United States (17%), China (14%), New Zealand and Australia (9%) were randomized into two arms, with the first receiving BRUKINSA (160 mg orally twice daily) and the second receiving ibrutinib (420 mg orally once daily) until disease progression or unacceptable toxicity.

The primary endpoint of overall response rate (ORR), defined by pre-specified non-inferiority of BRUKINSA versus ibrutinib, was assessed by investigator and IRC using the modified 2008 iwCLL guidelines, with modification for treatment-related lymphocytosis for patients with CLL, and per Lugano Classification for non-Hodgkin’s lymphoma for patients with SLL. There was pre-specified hierarchical testing of non-inferiority followed by superiority in ORR as assessed by investigator and IRC. Key secondary endpoints include PFS and event rate of atrial fibrillation or flutter; other secondary endpoints include duration of response, overall survival, and incidence of adverse events. In April 2022, BeiGene announced results from the final response analysis showing BRUKINSA demonstrated superiority versus ibrutinib in ORR as assessed by an IRC.

About BRUKINSA

BRUKINSA is a small molecule inhibitor of Bruton’s tyrosine kinase (BTK) discovered by BeiGene scientists that is currently being evaluated globally in a broad clinical program as a monotherapy and in combination with other therapies to treat various B-cell malignancies. Because new BTK is continuously synthesized, BRUKINSA was specifically designed to deliver targeted and sustained inhibition of the BTK protein by optimizing bioavailability, half-life, and selectivity. With differentiated pharmacokinetics compared to other approved BTK inhibitors, BRUKINSA has been demonstrated to inhibit the proliferation of malignant B cells within a number of disease relevant tissues.

BRUKINSA is supported by a broad clinical program, which includes more than 4,500 subjects in 35 trials across 28 markets. To date, BRUKINSA has received approvals covering more than 55 countries and regions, including the United States, China, the EU, Great Britain, Switzerland, Canada, Australia, and additional international markets.

About BeiGene

BeiGene is a global biotechnology company that is developing and commercializing innovative and affordable oncology medicines to improve treatment outcomes and access for far more patients worldwide. With a broad portfolio, we are expediting development of our diverse pipeline of novel therapeutics through our internal capabilities and collaborations. We are committed to radically improving access to medicines for far more patients who need them. Our growing global team of more than 9,000 colleagues spans five continents, with administrative offices in Beijing, China; Cambridge, U.S.; and Basel, Switzerland. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding results from the final analysis of PFS of the Phase 3 ALPINE trial and the potential implications of these data for patients, BeiGene’s plan to submit the results for presentation at a medical congress and for publication, the timing of regulatory review and potential approval of BRUKINSA as a new treatment option for patients with CLL, BeiGene's plan for the advancement, and anticipated clinical development, regulatory milestones and commercialization of BRUKINSA, and BeiGene’s plans, commitments, aspirations, and goals under the headings “BeiGene Oncology” and “About BeiGene.” Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed medicines and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its medicines and technology; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited experience in obtaining regulatory approvals and commercializing pharmaceutical products and its ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates and achieve and maintain profitability; and the impact of the COVID-19 pandemic on BeiGene’s clinical development, regulatory, commercial, manufacturing, and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

IMBRUVICA® is a registered trademark of Pharmacyclics LLC and Janssen Biotech, Inc.

Investor Contact
Kevin Mannix
+1 240-410-0129
ir@beigene.com

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media@beigene.com